EXHIBIT 99.1
PRESS RELEASE
                                  PRESS RELEASE
                                November 18, 2003

PREMIERWEST BANCORP ANNOUNCES CLOSING OF SERIES A PREFERRED STOCK OFFERING MEDFORD, OR - PremierWest Bancorp (NASDAQ: PRWT) announced today that it has closed a private offering of 11,000 shares of its Series A Preferred Stock to three private investors. The Series A Preferred Stock sale yielded net proceeds to the Company of $9.6 million. Each share of the Series A Preferred Stock is convertible into 87.5 shares of the Company's common stock beginning three years after the closing date and converts automatically on the fifth anniversary of the issue date. The shares do not have voting rights, except in the event of extraordinary corporate events such as a merger in which PremierWest is not the surviving entity.

The Company plans to use the proceeds of the offering for working capital and additional expansion opportunities. The Company closed the transaction on November 17, 2003.

ABOUT PREMIERWEST BANCORP:
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PremierWest Bancorp is the parent company of PremierWest Bank with banking offices located in Jackson, Josephine, Douglas and Klamath counties of Oregon; and Shasta and Siskiyou Counties in California. PremierWest Investment Services, Inc. and Premier Finance Company are subsidiaries of PremierWest Bank. PremierWest Investment Services maintains investment personnel in Medford and Roseburg, Oregon. Premier Finance Company has offices located in Medford, Klamath Falls and Portland, Oregon. PremierWest Mortgage is a division of PremierWest Bank and operates through offices in Roseburg, Klamath Falls, Grants Pass and Medford, Oregon, and Yreka and Redding, California.

This press release includes forward looking statement within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the company's filings with the SEC. You should not place undue reliance on forward looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include the company's intended use of net proceeds.

                  Contact:
                  PremierWest Bancorp
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
John Anhorn                     Richard Hieb                  Tom Anderson
President                       Executive Vice President      Senior Vice President
& Chief Executive Officer       & Chief Operating Officer     & Chief Financial Officer
(541)618-6020                   (541)618-6020                 (541)282-5190
John.Anhorn@PremierWestBank.com Rich.Hieb@PremierWestBank.com Tom.Anderson@PremierWestBank.com
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